Exhibit 23.1


               Consent of Ernst & Young LLP, Independent Auditors


We consent to the use of our report dated March 12, 2004 (except Note 16, as to which the date is April 1, 2004), with respect to the combined financial statements of Newmark International, Inc. and Pfleiderer Leasing USA, Inc. included in the Current Report on Form 8-K of Valmont Industries, Inc. dated April 21, 2004.


  /s/ ERNST & YOUNG LLP

April 16, 2004